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                                                                     EXHIBIT 4.2

          [STATE FARM MUTUAL AUTOMOBILE INSURANCE COMPANY LETTERHEAD]


                                  May 18, 2001


The Phoenix Companies, Inc.
One American Row
Hartford, Connecticut 06102-5056

                              Standstill Agreement


Ladies and Gentlemen:

     The undersigned State Farm Mutual Automobile Insurance Company ("State Farm"), a mutual insurance company organized under the laws of the State of Illinois (together with all its current and future affiliates, "Investor"), has expressed an interest in purchasing shares of the common stock, par value $.01 per share ("Common Stock"), of The Phoenix Companies, Inc., a corporation organized under the laws of the State of Delaware (the "Company"), in the initial public offering of the Company (the "Offering").

     State Farm and the Company are entering into this letter agreement (this "Agreement"), for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, to define certain aspects of the future relationship between Investor and the Company.

     As used herein, the term the "Shares" shall mean any shares of Common Stock at any time owned by Investor, directly or indirectly, whether acquired in the Offering or otherwise.

     1. Restrictions on Purchases. Investor Agrees that if it does not purchase Common Stock in the Offering, until the second anniversary of the closing of the Offering (the "Closing") it will not, without the Company's prior written consent (the granting of which shall be at the Company's sole discretion), acquire, announce an intention to acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise (including by beginning to exercise control over a person or entity it did not previously control), beneficial ownership of any Voting Securities (as defined below), or direct or indirect rights to options to acquire (through purchase, exchange, conversion or otherwise) any Voting Securities.







                 HOME OFFICE: BLOOMINGTON, ILLINOIS 81710-0001




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     2.   Restrictions on Transfers. Investor agrees that, prior to the second anniversary of the Closing, it will not, directly or indirectly, sell, transfer or otherwise dispose of any interest in any Shares without the Company's prior written consent (the granting of which shall be at the Company's sole discretion); provided, that Investor may transfer Shares (i) to any affiliate of Investor that enters into a standstill agreement with the Company containing terms and conditions substantially equivalent to those in this Agreement and
(ii) pursuant to any tender offer or exchange offer which is recommended by the Board of Directors of the Company (the "Board"). From the second anniversary of the Closing and during the remaining term of this Agreement, Investor may sell, transfer or otherwise dispose of any interest in the Shares; provided, that such sale, transfer or disposition, unless it is made pursuant to a tender or exchange offer to the Company's stockholders, is not knowingly made to any person or "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), acquiring all of the Shares in the acquisition or that would, after giving effect to its acquisition of such Shares, beneficially own or have the right to acquire more than 4.9% of the Voting Securities (as defined below) then outstanding, unless such person or group has entered into a standstill agreement with the Company containing terms and conditions substantially equivalent to those in this Agreement (it being understood that Investor has no duty to inquire as to the beneficial ownership of any such person or group when Investor sells the Shares in a transaction on the New York Stock Exchange or any other exchange on which the Shares are listed at the time).

     As used herein, the term "Voting Securities" shall mean securities of the Company, including the Shares, with the power to vote with respect to the election of directors generally, including any securities that are convertible or exchangeable for Voting Securities, it being understood that the number of Voting Securities outstanding as of any time of determination shall be determined as though all such securities, whether or not in the money, had been converted or exchanged, in accordance with their terms, into or for Voting Securities immediately prior to the time of determination.

     3. Standstill Provisions. Investor agrees that, during the term of this Agreement, without the Company's prior written consent (the granting of which shall be at the Company's sole discretion), except as may be contemplated by the terms of (i) the Shareholders Agreement expected to be entered into by the parties hereto prior to the Closing or (ii) the Master Agreement, dated as of March 30, 2001, between Insurance Placement Services, Inc. and Phoenix Home Life Mutual Insurance Company, Investor will not:
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     (a) acquire, announce an intention to acquire, offer or propose to acquire, or agree to acquire, directly or indirectly (through purchase or otherwise, including by beginning to exercise control over a person or entity Investor did not previously control), beneficial ownership of any Voting Securities, or direct or indirect rights to options to acquire (through purchase, exchange, conversion or otherwise, including by beginning to exercise control over a person or entity Investor did not previously control) any Voting Securities, if, immediately after any such acquisition, Investor would beneficially own, in the aggregate, Voting Securities representing more than 4.9% of the outstanding Voting Securities (the Company acknowledges that prior to proceeding with any share buyback or similar transaction that would result in Investor, through no action of its own, exceeding such 4.9% limit, the Company will obtain the prior approval of the New York Insurance Department);

     (b) seek representation on the Board, the removal of any member of the Board or a change in the composition or size of the Board;

     (c) make any statement or proposal, whether written or oral, to the Board, or to any director, officer or agent of the Company, or make any public announcement or proposal whatsoever, with respect to a merger or other business combination, sale or transfer of assets, recapitalization, dividend, share repurchase, liquidation or other extraordinary corporate transaction involving the Company or any other transaction which could result in a change of control of the Company, solicit or encourage any other person to make any such statement or proposal, or take any action which might require the Company to make a public announcement regarding the possibility of any transaction referred to in this paragraph (c) or any similar transaction, or advise, assist or encourage any other persons in connection with the foregoing;

     (d) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" (as such terms are defined in Rule 14a-1 under the Exchange Act) to vote any Voting Securities, seek to advise, encourage or influence any person or entity with respect to the voting of any Voting Securities, initiate or propose any shareholder proposal or induce or attempt to induce any other person to initiate any shareholder proposal, or execute any written consent with respect to the Company;

     (e) deposit any Voting Securities into a voting trust or subject any Voting Securities to any arrangement or agreement with respect to the voting of any Voting Securities other than this Agreement;

     (f) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Voting Securities, other than a group of which Investor is a member as of the date hereof:

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     (g) otherwise act, alone or in concert with others, to seek to exercise any control or influence over the Company's management, the Board or the policies of the Company;

     (h) make a public request to the Company (or its directors, officers, shareholders, employees or agents) to take any action in respect of the foregoing matters; or

     (i) disclose any intention, plan or arrangement inconsistent with the foregoing.

     Investor shall not direct or cause the direction, or attempt to direct or cause the direction of, the management or policies of any of the Company, Phoenix Life Insurance Company and any of their affiliates that are controlled insurers, or otherwise exercise, or attempt to exercise, control over such companies or such affiliates, whether directly or indirectly.

     4. Additional Covenant. Investor hereby agrees that it will abide by the provisions of Section 7312(v) of the New York Insurance Law (27 McKinney's Consolidated Laws of New York Section 7312(v)).

     5. Specific Performance. Investor acknowledges that the Company would not have an adequate remedy at law for money damages if any of Investor's covenants or agreements in this Agreement were not performed in accordance with the terms hereof, and Investor therefore agrees that the Company shall be entitled to specific enforcement of such covenants or agreements and to injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

     6. Legend. Each of the Company and Investor agrees that the certificates for the Shares shall bear the following legend, which legend shall remain, unless otherwise agreed in writing by the Company and Investor, until the earlier of (a) the date the securities represented by such certificates are transferred in accordance with the provisions of this Agreement and (b) the termination of this Agreement pursuant to Section 11:

          THESE SECURITIES ARE SUBJECT TO THE PROVISIONS OF A STANDSTILL AGREEMENT DATED MAY 18, 2001, BY AND BETWEEN THE ISSUER AND STATE FARM MUTUAL AUTOMOBILE INSURANCE COMPANY, AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE THEREWITH.

     7. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof. This Agreement may not be amended nor any of its provisions waived except by a writing signed, in the case of an



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amendment, by each party hereto and, in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof unless the other party is materially prejudiced thereby, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights and remedies provided by law. At any time from and including the date of this Agreement until the second anniversary of the Closing, Investor and the Company shall not amend, directly or indirectly, any provision of this Agreement without the prior approval of the New York Superintendent of Insurance. At any time from and including the second anniversary of the Closing until the end of the term of this Agreement, the Company shall notify the New York Insurance Department of any amendment, direct or indirect, to any provision, and the termination, of this Agreement. This Agreement is not assignable by either of the parties without the prior written consent of the other, except that this Agreement may be assigned by Investor to one or more of its affiliates to which Shares are properly transferred in accordance with this Agreement; provided, that no such assignment will relieve Investor of its obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and upon transferees of Voting Securities who are affiliates of Investor.

     8. SEVERABILITY. If any term, provision or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and restrictions of this Agreement shall remain in full force and effect, unless such action would substantially impair the benefits to either party of the remaining provisions of this Agreement.

     9. NOTICES. Any notices and other communications required to be given pursuant to this Agreement shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested), or delivered by facsimile or by telex, as follows:
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     If to the Company:

     The Phoenix Companies, Inc.
     One American Row
     Hartford, Connecticut 06102-5056
     Attention: President
     Facsimile: (860) 403-5543

     with a copy to:

     The Phoenix Companies, Inc.
     One American Row
     Hartford, Connecticut 06102-5056
     Attention: General Counsel
     Facsimile: (860) 403-7203

     If to Investor:

     State Farm Insurance Companies
     One State Farm Plaza
     Bloomington, Illinois 61710-0001
     Attention: Michael Tipsord
     Facsimile: 309 766-2424

     with a copy to:

     State Farm Insurance Companies
     One State Farm Plaza
     Bloomington, Illinois 61710-0001
     Attention: General Counsel
     Facsimile: 309 766-1783

     Investor shall notify the Company, and the Company shall notify the New York Insurance Department, of any transfer of the Shares prior to the first anniversary of the Closing or any transfer thereafter requiring the entering into of a standstill agreement pursuant to the proviso to the second sentence of Section 2. The Company shall notify the New York Insurance Department of any consent requested or granted pursuant to Section 3.

     10. Effectiveness of Agreement. This Agreement shall become effective only upon the execution and delivery of this Agreement by the parties hereto.

     11. Termination. This Agreement shall terminate upon the occurrence of either of the following:




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     (a)  the written agreement of the Company and Investor to terminate this
Agreement; provided that any termination prior to the second anniversary of the Closing shall not be effective without the approval of the New York Superintendent of Insurance; or

     (b)  the fifth anniversary of the Closing.

     12. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

     13. Governing Law, etc. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of law provisions thereof. This Agreement may be executed in one or more counterparts, which together will constitute a single agreement.

     14. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or, if such court shall not have jurisdiction over such suit, any New York State court sitting in New York City, so long as such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents only with respect to such suits, actions or proceedings to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Without limiting the foregoing, each party agrees that service of process on such party by hand delivery as provided in Section 9 shall be deemed effective service of process on such party.

     15. Waiver of Jury Trial. Each of the parties hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

     16. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.



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     If you are in agreement with the foregoing, please sign the accompanying copy of this letter and return it to Investor, whereupon this Agreement shall become a binding agreement between Investor and the Company.

                                        Very truly yours,

                                        State Farm Mutual Automobile
                                        Insurance Company

                                        /s/ Roger Joslin
                                        ----------------------------
                                        Roger Joslin
                                        Vice Chairman of the Board
                                        and Treasurer


Accepted and agreed as of
the date first written above:

THE PHOENIX COMPANIES, INC.



By: /s/ Dona D. Young
   --------------------------
   Name:   Dona D.Young
   Title:  President/Chief Operating Officer